Exhibit 99.1

                                             For additional information, contact
                                              Investor Relations, (301) 419-7877
March 30, 2007                                           Email: info@spherix.com

                  SPHERIX REPORTS RECORD 2006 FINANCIAL RESULTS

BELTSVILLE, MD, Spherix Incorporated (NASDAQ/SPEX) reported record revenue of $24.8 million for the year ended December 31, 2006, up 8% over 2005. The strong increase between years was the result of continued growth from InfoSpherix's (the Company's wholly-own subsidiary) popular Government Campground Reservation Business. The reported revenue numbers are exclusive of an additional $6 million the Company received as part of its settlement with the U.S. Department of Agriculture (see Spherix news release dated October 26, 2006), which the Company recorded as "Other Income" and which contributed significantly to the $6.3 million improvement in net income (loss) between years.

                                                    Year Ended
                                                    December 31
                                          --------------------------------
                                               2006              2005
                                          --------------    --------------
Revenue                                   $   24,838,174    $   23,045,657
Operating expense                            (27,317,993)      (25,931,550)
                                          --------------    --------------
Loss from operations                      $   (2,479,819)   $   (2,885,893)

Other income                              $    6,097,750    $       37,145
Income tax expense                        $     (105,050)   $            -
                                          --------------    --------------
Net income (loss)                         $    3,512,881    $   (2,848,748)
Net income (loss) per share               $         0.26    $        (0.24)

     Spherix President Richard C. Levin said, "I am pleased at the continued improvement in financial results. Even without the $6 million settlement, we improved net income by $360,000. This includes an increase in R&D costs of $595,000 in expenses primarily for our Phase 3 clinical trial for Naturlose as a stand-alone drug to treat diabetes, which is proceeding on schedule."

                                   ----------

     Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

     Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

                 Our Internet address is http://www.spherix.com.

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